INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 2-75807 of the John Hancock Series Trust of our report dated December 3, 1999, relating to the financial statements of the John Hancock Real Estate Fund appearing in the annual report to shareholders for the period from January 1, 1999 to October 31, 1999 and to the reference to us under the heading "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.



                                                 /s/ Deloitte & Touche LLP
                                                 -------------------------
                                                 Deloitte & Touche LLP


Boston, Massachusetts
February 24, 2000